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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 2 to Registration Statement
No. 333-129096 of our report dated May 11, 2005 relating to the consolidated financial statements of Mariner Energy, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method of accounting for asset retirement obligations in 2003 and the merger of Mariner Energy, Inc.'s parent company on March 2, 2004) appearing in the proxy statement/prospectus-information statement, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such proxy statement/prospectus-information statement.


/s/ Deloitte & Touche LLP


Houston, Texas
January 24, 2006